UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                     FORM 15



   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
      OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



                                                Commission File Number 33-22264


                      NewGen Technologies, Inc.
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             (Exact name of registrant as specified in its charter)


  Care of: Ian V. Williamson, 6000 Fairview Rd, Suite 1201, Charlotte, NC 28210
                               Tel: (704) 552-3590
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         Common Stock, $0.001 par value
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            (Title of each class of securities covered by this Form)


                                      None
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       (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)



     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


       Rule 12g-4(a)(1)(i)    [ ]           Rule 12h-3(b)(1)(i)     [ ]

       Rule 12g-4(a)(1)(ii)   [ ]           Rule 12h-3(b)(1)(ii)    [X]

       Rule 12g-4(a)(2)(i)    [ ]           Rule 12h-3(b)(2)(i)     [ ]

       Rule 12g-4(a)(2)(ii)   [ ]           Rule 12h-3(b)(2)(ii)    [ ]

                                            Rule 15d-6              [ ]



     Approximate number of holders of record as of the certification or notice date: 475



     Pursuant to the requirements of the Securities Exchange Act of 1934, NewGen Technologies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: November 19, 2007                            By: /s/Ian V. Williamson
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                                                   Ian V. Williamson, President